Exhibit 99.1

Contacts:

Investors
Mike Weinstein
510-260-8585
Mike.Weinstein@sunpower.com

Media
Sarah Spitz
512-953-4401 X 11929
Sarah.Spitz@sunpower.com

SunPower Receives Notification of Deficiency from Nasdaq Related to Delayed Filing of Annual Report on Form 10-K

RICHMOND, Calif., Mar. 21, 2024 - SunPower (NASDAQ: SPWR) received on March 20, 2024, a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires timely filing of all required periodic financial reports with the SEC, as a result of not having timely filed the Form 10-K with the SEC, as described more fully in the Company’s Notification of Late Filing on Form 12b-25 filed with the SEC on February 29, 2024.

The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq.

The Notice indicated that the Company must submit a plan to regain compliance with the Listing Rule within 60 calendar days and, following receipt of such plan, Nasdaq may grant an extension of up to 180 calendar days from the Form 10-K due date, or until September 11, 2024, for the Company to regain compliance.

While the Company can provide no assurances as to timing, the Company is working diligently to finalize the Form 10-K and plans to file the Form 10-K as soon as practicable to regain compliance with the Listing Rule.

About SunPower

SunPower (NASDAQ: SPWR) is a leading residential solar, storage and energy services provider in North America. SunPower offers solar + storage solutions that give customers control over electricity consumption and resiliency during power outages while providing cost savings to homeowners. For more information, visit www.sunpower.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s statements regarding the Company’s ability to complete the filing of the Form 10-K within a specific time period and the Company’s ability to regain compliance with Nasdaq listing standards. These forward-looking statements are based on our current assumptions, expectations, and beliefs and involve substantial risks and uncertainties that may cause results to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those related to the Company’s ability to complete the filing of the Form 10-K within the anticipated time period; the Company’s ability to regain compliance with Nasdaq listing standards; the Company’s ability to realize the anticipated benefits of capital received and project financings; the Company’s ability to comply with its financing agreements, including debt covenants or cure any defaults; the Company’s ability to repay its obligations as they come due; the Company’s liquidity, indebtedness, and ability to obtain additional financing for its projects and customers; challenges managing the Company’s acquisitions, joint ventures, and partnerships, including its ability to successfully manage acquired assets and supplier relationships; the timing and execution of any restructuring plans; the Company’s ability to remediate the material weakness related to the internal control over financial reporting; and the risks and other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K/A filed with the SEC on December 18, 2023 and the Company’s other filings with the SEC. Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpowercorp.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

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